Kewaunee Scientific Reports Results for Third Quarter

STATESVILLE, N.C., Feb. 28, 2017 /PRNewswire/ -- Kewaunee Scientific Corporation (Nasdaq: KEQU) today reported results for its third quarter of fiscal year 2017, ended January 31, 2017.

Sales for the quarter were $30,371,000, a decrease of 6.3% from sales of $32,410,000 in the prior year. Domestic sales for the quarter were $25,313,000, virtually unchanged compared to sales of $25,423,000 in the third quarter of last year. International sales for the quarter were $5,058,000, down 27.6% from sales of $6,987,000 in the third quarter last year. Sales in the third quarter were impacted by a slowing of near-term orders from our dealer and distribution channels along with two large orders that were not shipped due to construction delays.

Sales for the nine months ended January 31, 2017 were $103,979,000, an increase of 10.0% from sales of $94,536,000 in the prior year. Domestic sales for the nine months ended January 31, 2017 were $83,161,000, an increase of 9.4% from sales of $76,017,000 in the prior year. International sales for the nine months ended January 31, 2017 were $20,818,000, an increase of 12.4% from sales of $18,519,000 in the prior year.

Net earnings for the third quarter were $341,000, or $0.13 per diluted share, a decrease of 58.9% as compared to net earnings of $830,000, or $0.31 per diluted share, in the third quarter last year. For the nine months ended January 31, 2017 net earnings increased 26.9% to $3,127,000, or $1.15 per diluted share, as compared to net earnings of $2,465,000, or $0.92 per diluted share, for the nine months ended January 31, 2016.

The Company's order backlog is a new record for Kewaunee at $106.9 million at January 31, 2017, as compared to $95.2 million at January 31, 2016.

The Company's balance sheet and financial condition remain strong. Unrestricted cash on hand was $8.3 million at the end of the quarter, as compared to $3.7 million at the end of the third quarter last year. Working capital was $31.8 million, as compared to $29.5 million at the end of the third quarter last year. Short-term debt and interest rate swaps were $4.7 million at the end of the quarter, as compared to $5.5 million at the end of the third quarter last year, and total bank borrowings and interest rate swaps were $8.1 million, as compared to $9.4 million at the end of the third quarter last year.

"I am extremely pleased with our order backlog, which is a record for Kewaunee, and a strong foundation for future quarters," said David M. Rausch, Kewaunee's President and Chief Executive Officer. "We were awarded another large $8.4M order in the third quarter with City University of New York, NYCCT New Academic Building. This award as well as the $18.5M contract awarded in the second quarter for the Kuwait University Sabah Al-Salem University City at the College of Science continues to affirm Kewaunee's leadership in the global laboratory furniture and fume hood marketplace."

"Looking forward, our Associates are focused on delivering a solid fourth quarter, and I am optimistic that the results for the current fiscal year will finish strong."

About Kewaunee Scientific
Founded in 1906, Kewaunee Scientific Corporation is a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. Products include steel, wood, and laminate casework, fume hoods, adaptable modular systems, moveable workstations, stand-alone benches, biological safety cabinets, and epoxy resin worksurfaces and sinks.

The Company's corporate headquarters is located in Statesville, North Carolina. Direct sales offices are located in the United States, India, Singapore, and China. Three manufacturing facilities are located in Statesville serving the domestic and international markets, and one manufacturing facility is located in Bangalore, India serving the local and Asian markets. The Company's China headquarters, sales office, and assembly operation are located in Suzhou Industrial Park, China. Kewaunee Scientific's website is located at http://www.kewaunee.com.

This press release contains statements that the Company believes to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the Company's future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "predict," "believe" and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to important factors, risks, uncertainties and assumptions, including industry and economic conditions that could cause actual results to differ materially from those described in the forward-looking statements. Additional information concerning these factors is contained in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this document. The Company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Kewaunee Scientific Corporation
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three months ended		Nine months ended
	January 31,		January 31,
	2017	2016	2017	2016
Net sales	$ 30,371	$ 32,410	$ 103,979	$ 94,536
Cost of products sold	25,339	26,922	84,704	77,673
Gross profit	5,032	5,488	19,275	16,863
Operating expenses	4,590	4,441	14,484	13,163
Operating earnings	442	1,047	4,791	3,700
Other income	120	109	358	296
Interest expense	(71)	(83)	(229)	(236)
Earnings before income taxes	491	1,073	4,920	3,760
Income tax expense	133	225	1,695	1,242
Net earnings	358	848	3,225	2,518
Less: net earnings attributable to
the noncontrolling interest	17	18	98	53
Net earnings attributable to
Kewaunee Scientific Corporation	$ 341	$ 830	$ 3,127	$ 2,465

Net earnings per share attributable to
Kewaunee Scientific Corporation stockholders
Basic	$ 0.13	$ 0.31	$ 1.16	$ 0.93
Diluted	$ 0.13	$ 0.31	$ 1.15	$ 0.92

Weighted average number of common
shares outstanding
Basic	2,711	2,682	2,703	2,661
Diluted	2,734	2,699	2,724	2,683

Kewaunee Scientific Corporation
Condensed Consolidated Balance Sheets
(in thousands)

	January 31,	April 30,
	2017	2016
Assets	(Unaudited)
Cash and cash equivalents	$ 8,254	$ 5,222
Restricted Cash	1,438	1,567
Receivables, less allowances	25,787	27,835
Inventories	15,731	15,626
Prepaid expenses and other current assets	1,004	707
Total Current Assets	52,214	50,957
Net property, plant and equipment	14,348	14,118
Other assets	7,083	7,330
Total Assets	$ 73,645	$ 72,405

Liabilities and Equity
Short-term borrowings and interest rate swaps	$ 4,679	$ 3,818
Current portion of long-term debt	421	421
Accounts payable	10,105	11,722
Other current liabilities	5,180	4,989
Total Current Liabilities	20,385	20,950
Other non-current liabilities	12,543	12,903
Total Liabilities	32,928	33,853
Noncontrolling interest	399	310
Kewaunee Scientific Corporation equity	40,318	38,242
Total Equity	40,717	38,552
Total Liabilities and Equity	$ 73,645	$ 72,405

Contact:	Thomas D. Hull III
(704) 871-3290